Exhibit 99.1

Exhibit 1

JOINT FILING AGREEMENT

          The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: September 10, 2012

HEBEI IRON & STEEL GROUP CO., LTD.

By:		/s/ Duan Guomian

	Name:	Mr. Duan Guomian
	Title:	Authorized Signatory

HEBEI IRON & STEEL INTERNATIONAL HOLDING CO., LTD.

By:		/s/ Zhang Kai

	Name:	Mr. Zhang Kai
	Title:	President

HBIS INTERNATIONAL HOLDING (LUXEMBOURG) CO., S.Á R.L.

By:		/s/ Zheng Liangjun

	Name:	Ms. Zheng Liangjun
	Title:	Director